Press release dated October 30, 2024

Informatica Reports Third Quarter 2024 Financial Results

•Cloud Subscription Annualized Recurring Revenue (ARR) increased 36% year-over-year to $748 million
•Total ARR increased 6.7% year-over-year to $1.68 billion
•Surpassed 100 trillion in monthly processed cloud transactions

REDWOOD CITY, CA, October 30, 2024 - Informatica (NYSE: INFA), a leader in enterprise AI-powered cloud data management, today announced financial results for its third quarter 2024, ended September 30, 2024.

“Q3 was another impressive quarter for us, driven by customer demand for the IDMC platform and continued successful execution of our cloud-only, consumption-driven strategy. We achieved a historic milestone at Informatica by surpassing 101 trillion processed cloud transactions per month. This accomplishment reflects our commitment to product innovation, customer-centricity, and our goal of being the Switzerland of Data and AI,” said Amit Walia, Chief Executive Officer at Informatica. “We see great momentum in AI-powered data management use cases. We believe Informatica is well-positioned to strategically support enterprises and empower customers to leverage AI for data readiness and simplify their data estates.”

Third Quarter 2024 Financial Highlights:
•GAAP Total Revenues increased 3.4% year-over-year to $422.5 million. Total revenues included a negative impact of approximately $1.2 million from foreign currency exchange rates (FX) year-over-year. Adjusted for FX rates, total revenues increased 3.7% year-over-year.

•GAAP Subscription Revenues increased 10% year-over-year to $287.9 million. GAAP Cloud Subscription Revenue increased 37% year-over-year to $175.8 million and represented 61% of subscription revenues.
•Total ARR increased 6.7% year-over-year to $1.68 billion. Total ARR included a positive impact of approximately $1.4 million from FX rates year-over-year. Subscription ARR increased 13% year-over-year to $1.22 billion. Subscription ARR included a positive impact of approximately $0.9 million from FX rates year-over-year.
•Cloud Subscription ARR increased 36% year-over-year to $747.8 million. Cloud Subscription ARR included a positive impact of approximately $0.3 million from FX rates year-over-year.
•GAAP Operating Income of $50.9 million and Non-GAAP Operating Income of $151.0 million. GAAP Operating Margin increased 430 basis points to 12.1% and Non-GAAP Operating Margin increased 450 basis points to 35.8% compared to the prior year period.
•GAAP Operating Cash Flow of $106.5 million.
•Adjusted Unlevered Free Cash Flow (after-tax) of $144.0 million. Cash paid for interest of $36.2 million.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Third Quarter 2024 Business Highlights:
•Processed 101.3 trillion cloud transactions per month for the quarter ended September 30, 2024, compared to 71.3 trillion cloud transactions per month in the same quarter last year, an increase of 42% year-over-year.
•Reported 264 customers that spend more than $1 million in subscription ARR at the end of September 30, 2024, an increase of 18% year-over-year.
•Reported 2,074 customers that spend more than $100,000 in subscription ARR at the end of September 30, 2024, an increase of 5% year-over-year.
•Achieved a Cloud Subscription net retention rate (NRR) of 120% at the end-user level and 126% at the global parent level as of September 30, 2024.

Product Innovation and Business Updates:
•Expanded partnership with Oracle: announced general availability of Informatica’s Intelligent Data Management Cloud (IDMC) platform services for Oracle Cloud Infrastructure (OCI) that includes Cloud Data Governance & Catalog, PowerCenter Cloud Edition, and Metadata Scanners for Oracle GoldenGate 23ai.
•Announced the availability of Gen AI blueprints for AWS, Databricks, Google Cloud, Microsoft Azure, Oracle Cloud and Snowflake ecosystems. The blueprints include standard reference architectures, prebuilt, ecosystem-specific “recipes” and Gen AI model-as-a-service and vector database connectors to minimize Gen AI development complexity and accelerate implementation.
•Celebrated the 20th anniversary of Innovation Labs (iLabs), Informatica's flagship research and development center in Bangalore, India.
•Announced the appointment of Mitesh Dhruv to the Board of Directors and Chair of the Audit Committee.

Industry Recognition:
•Named “An Outstanding Customer Service Experience” by J.D. Power for the fourth consecutive year in the Certified Assisted Technical Support Program.
•Named a Winner in the Technology & Services Industry Association (TSIA) 2024 for the Leveraging AI in Revenue Generation Workflows and the Innovation in Knowledge Management categories. Named a finalist in the Leveraging AI in Education Services, the Leveraging AI in Professional Services and the Best Practices in Aligning Sales and Customer Success categories.
•Named a winner in the 2024 Oracle Partner Awards - Global Business Impact Category.
•Named a Leader in The Forrester Wave™ Enterprise Data Catalogs, Q3 2024.
•Achieved Highest Rating in the Dresner Advisory Services Data Catalog Market Study and Services Master Data Management Market Study, 2024 Edition.
•Recognized as a Top Leader in SPARK Matrix: Enterprise Data Fabric, Q3, 2024.

•Recognized in Q3 2024 Constellation ShortList Metadata Management, Data Catalog, and Data Governance.

Ithaca L.P. Update:
•As disclosed in the Company's Form 10-Q for the quarter ended June 30, 2024, approximately 33.4 million of our Class A shares are owned by Ithaca L.P. (Ithaca), a limited partnership affiliated with the funds advised by Permira Advisors LLC (Permira). We have been advised that in early November 2024, Ithaca plans to distribute approximately 9.3 million of these shares to certain of its limited partners. The remaining shares will continue to be held by Ithaca, where Permira will continue to retain voting and investment power. The Class A shares to be distributed by Ithaca to its limited partners will be available for immediate resale in the public market at the discretion of the applicable limited partner.
Share Repurchase Authorization:
•On October 29, 2024, the Company's Board of Directors (the Board) approved a new share repurchase authorization which enables the company to repurchase up to $400 million of its Class A common stock through privately-negotiated purchases with individual holders or in the open market. This new authorization replaces the prior $200 million repurchase authorization. No repurchases have been made under the existing authorization. A committee of the Board will determine the timing, amount and terms of any repurchase.
Upcoming Events:
•On Tuesday, November 19, 2024, the Company is scheduled to participate in a fireside chat discussion at the RBC Capital Markets Global Technology, Internet, Media and Telecommunications Conference in New York, at 1:20 p.m. Eastern Time. A live webcast and replay will be available on the Company's Investor Relations website.
•On Tuesday, December 3, 2024, the Company is scheduled to participate in a fireside chat discussion at the UBS Global Technology and AI Conference in Scottsdale, AZ, at 2:15 p.m. Mountain Time. A live webcast and replay will be available on the Company's Investor Relations website.
•On Wednesday, December 4, 2024, the Company is scheduled to participate in a fireside chat discussion at the Wells Fargo Technology, Media and Telecommunications Summit in Rancho Palos Verdes, CA, at 8:45 a.m. Pacific Time. A live webcast and replay will be available on the Company's Investor Relations website.
•On Tuesday, December 10, 2024, the Company is scheduled to host investor meetings at the Scotiabank Global Technology Conference in San Francisco, CA.
•On Thursday, December 12, 2024, the Company is scheduled to host investor meetings at the Barclays Annual Global Technology Conference in San Francisco, CA.
Fourth Quarter and Full-Year 2024 Financial Outlook

The Company provides the financial guidance below based on current market conditions and expectations and it is subject to various important cautionary factors described below. Guidance includes the impact from macroeconomic conditions and expected foreign exchange headwinds versus the prior year comparable periods.

Based on information available as of October 30, 2024, guidance for the fourth quarter 2024 is as follows:

Fourth Quarter 2024 Ending December 31, 2024:
•GAAP Total Revenues are expected to be in the range of $448 million to $468 million, representing approximately 2.9% year-over-year growth at the midpoint of the range.
•Subscription ARR is expected to be in the range of $1.265 billion to $1.299 billion, representing approximately 13.2% year-over-year growth at the midpoint of the range.
•Cloud Subscription ARR is expected to be in the range of $829 million to $843 million, representing approximately 35.5% year-over-year growth at the midpoint of the range.

•Non-GAAP Operating Income is expected to be in the range of $162 million to $182 million, representing approximately 6.3% year-over-year growth at the midpoint of the range.

Based on information available as of October 30, 2024, the Company is reaffirming guidance for the full-year 2024 as follows:

Full-Year 2024 Ending December 31, 2024:
•GAAP Total Revenues are expected to be in the range of $1.660 billion to $1.680 billion, representing approximately 4.7% year-over-year growth at the midpoint of the range.
•Total ARR is expected to be in the range of $1.718 billion to $1.772 billion, representing approximately 7.3% year-over-year growth at the midpoint of the range.
•Subscription ARR is expected to be in the range of $1.265 billion to $1.299 billion, representing approximately 13.2% year-over-year growth at the midpoint of the range.
•Cloud Subscription ARR is expected to be in the range of $829 million to $843 million, representing approximately 35.5% year-over-year growth at the midpoint of the range.
•Non-GAAP Operating Income is expected to be in the range of $538 million to $558 million, representing approximately 18.5% year-over-year growth at the midpoint of the range.
•Adjusted Unlevered Free Cash Flow (after-tax) is expected to be in the range of $545 million to $565 million, representing approximately 23.0% year-over-year growth at the midpoint of the range.

The Company is assuming constant FX rates for the year based on the rates at the start of the full-year 2024. For reference purposes, the assumed FX rates for our top four currencies in full-year 2024 are as follows:

Currency	Planned Rate (as of 1/1/24)
EUR/$	1.10
GBP/$	1.27
$/CAD	1.32
$/JPY	141

Forecast Rate (as of 10/1/24)
1.11
1.34
1.35
143

Using the foreign exchange rate assumptions noted above, the Company has incorporated the following FX impacts into 2024 guidance:

	Q4 2024	Full-Year 2024
Total Revenues	~$3.0m positive impact y/y	~$2.0m positive impact y/y
Total ARR	~$0.6m positive impact y/y	~$1.2m negative impact y/y
Subscription ARR	~$0.2m positive impact y/y	~$1.2m negative impact y/y
Cloud Subscription ARR	~$0.1m positive impact y/y	~$1.1m negative impact y/y

In addition to the above guidance, the Company is also providing fourth quarter 2024 Total ARR for modeling purposes. Total ARR is expected to be in the range of $1.718 billion to $1.772 billion, representing approximately 7.3% year-over-year growth at the midpoint of the range.

In addition to the above guidance, the Company is also providing fourth quarter and full-year 2024 cash paid for interest estimates for modeling purposes. For the fourth quarter 2024, we estimate cash paid for interest to be approximately $32 million. For the full-year 2024, we estimate cash paid for interest to be approximately $144 million, using forward rates based on 1-month SOFR and a credit spread of 225 basis points.

In addition to the above guidance, the Company is also providing a fourth quarter and full-year 2024 weighted-average number of basic and diluted share estimates for modeling purposes. For the fourth quarter 2024, we expect basic weighted-average shares outstanding to be approximately 307 million shares and diluted weighted-average shares outstanding to be approximately 315 million shares. For the full-year 2024, we expect basic weighted-average shares outstanding to be approximately 303 million shares and diluted weighted-average shares outstanding to be approximately 313 million shares.

Reconciliation of Non-GAAP Operating Income and Adjusted Unlevered Free Cash Flow after-tax guidance to the most directly comparable GAAP measures is not available without unreasonable effort, as certain items cannot be reasonably predicted because of their high variability, complexity, and low visibility. In particular, the measures and effects of our stock-based compensation expense specific to our equity compensation awards and employer payroll tax-related items on employee stock transactions are directly impacted by the timing of employee stock transactions and unpredictable fluctuations in our stock price, which we expect to have a significant impact on our future GAAP financial results.

Webcast and Conference Call

A conference call to discuss Informatica’s third quarter 2024 financial results and financial outlook for the fourth quarter and full-year 2024 is scheduled for 2:00 p.m. Pacific Time today. To participate, please dial 1-833-470-1428 from the U.S. or 1-404-975-4839 from international locations. The conference passcode is 408713. A live webcast of the conference call will be available on the Investor Relations section of Informatica’s website at investors.informatica.com where presentation materials will also be posted prior to the conference call. A replay will be available online approximately two hours following the live call for a period of 30 days.

Forward-Looking Statements

This press release and the related conference call and webcast contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may relate to, but are not limited to, expectations of future operating results or financial performance, including our GAAP and non-GAAP guidance for the fourth quarter and 2024 fiscal year, the effect of foreign currency exchange rates, the effect of macroeconomic conditions, management’s plans, priorities, initiatives, and strategies, our efforts to reduce operating expenses and adjust cash flows in light of current business needs and priorities, our expected costs related to restructuring and related charges, including the timing of such charges, the impact of the restructuring and related charges on our business, results of operations and financial condition, plans regarding the distribution of Class A common stock by certain of our stockholders, plans regarding our stock repurchase authorization, management's estimates and expectations regarding growth of our business, the potential benefits realized by customers by the use of artificial intelligence and machine learning in our products and the potential benefits realized by customers from our cloud modernization programs, market, and partnerships. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “toward,” “will,” or “would,” or the negative of these words or other similar terms or expressions. You should not put undue reliance on any forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.

Forward-looking statements are based on information available at the time those statements are made and are based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management as of that time with respect to future events. These statements are subject to risks and uncertainties, many of which involve factors or circumstances that are beyond our control, that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release and the related conference call and webcast may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. These risks, uncertainties, assumptions, and other factors include, but are not limited to, those related to our business and financial performance, the effects of adverse global macroeconomic conditions and geopolitical uncertainty, the effects of public health crises on our business, results of operations, and financial condition, our ability to attract and retain customers, our ability to develop new products and services and enhance existing products and services, our ability to respond rapidly to emerging technology trends, our ability to execute on our business strategy, including our strategy related to the Informatica IDMC platform and key partnerships, our ability to increase and predict customer consumption of our platform, our ability to compete effectively, and our ability to manage growth.

Further information on these and additional risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those included in or contemplated by the forward-looking statements contained in this press release and the related conference call and webcast are included under the caption “Risk Factors” and elsewhere in our Annual Report on Form 10-K that was filed for the fiscal year ended December 31, 2023, and other filings and reports we make with the Securities and Exchange Commission from time to time, including our Quarterly Report on Form 10-Q that will be filed for the third quarter ended September 30, 2024. All forward-looking statements contained herein are based on information available to us as of the date hereof and we do not assume any obligation to update these statements as a result of new information or future events.

Non-GAAP Financial Measures and Key Business Metrics

We review several operating and financial metrics, including the following unaudited non-GAAP financial measures and key business metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions:

Non-GAAP Financial Measures

In addition to our results determined in accordance with U.S. generally accepted accounting principles (GAAP), we believe the following non-GAAP measures are useful in evaluating our operating performance. We use the following non-GAAP financial measures to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that these non-GAAP financial measures, when taken collectively, may be helpful to investors because they provide consistency and comparability with past financial performance. However, non-GAAP financial measures are presented for supplemental informational purposes only, have limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation is provided below for our non-GAAP financial measures to the most directly comparable financial measures stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business. Starting the second quarter of fiscal year 2024, we adjusted certain of our non-GAAP metrics for employer payroll tax expense related to equity incentive plans, as the amount of employer payroll tax expense is dependent on our stock price and other factors that are beyond our control and does not correlate to the operation of our business. The stock-based compensation related employer tax-related expense for comparative periods were immaterial and are not reflected in the prior period balances.

Non-GAAP Income from Operations and Operating Margin and Non-GAAP Net Income exclude the effect of stock-based compensation expense-related charges, including employer payroll tax-related items on employee stock transactions starting Q2 2024, amortization of acquired intangibles, equity compensation related payments, expenses associated with acquisitions, debt refinancing costs, sponsor-related costs and expenses associated with restructuring efforts, and are adjusted for income tax effects. We believe the presentation of operating results that exclude these non-cash or non-recurring items provides useful supplemental information to investors and facilitates the analysis of our operating results and comparison of operating results across reporting periods.

Adjusted EBITDA represents GAAP net income (loss) as adjusted for income tax benefit (expense), interest income, interest expense, debt refinancing costs, other income (expense) net, stock-based compensation-related charges, including employer payroll tax-related items on employee stock transactions starting Q2 2024, amortization of intangibles, expenses associated with restructuring efforts, expenses associated with acquisitions, sponsor-related costs and depreciation. We believe adjusted EBITDA is an important metric for understanding our business to assess our relative profitability adjusted for balance sheet debt levels.

Adjusted Unlevered Free Cash Flow (after-tax) represents operating cash flow less purchases of property and equipment and is adjusted for interest payments, equity compensation payments, sponsor-related costs, expenses associated with acquisitions and restructuring costs (including payments for impaired leases). We believe this measure provides useful supplemental information to investors because it is an indicator of our liquidity over the long term needed to maintain and grow our core business operations. We also provide actual and forecast cash interest expense to aid in the calculation of adjusted free cash flow (after-tax).

Key Business Metrics

Annual Recurring Revenue ("ARR") represents the expected annual billing amounts from all active maintenance and subscription agreements. ARR is calculated based on the contract Monthly Recurring Revenue (MRR) multiplied by 12. MRR is calculated based on the accounting adjusted total contract value divided by the number of months of the agreement based on the start and end dates of each contracted line item. The aggregate ARR calculated at the end of each reported period represents the value of all contracts that are active as of the end of the period, including those contracts that have expired but are still under negotiation for renewal. We typically allow for a grace period of up to 6 months past the original contract expiration quarter during which we engage in the renewal process before we report the contract as lost/inactive. This grace-period ARR amount has been less than 2% of the reported ARR in each period presented. If there is an actual cancellation of an ARR contract, we remove that ARR value at that time. We believe ARR is an important metric for understanding our business since it tracks the annualized cash value collected over a 12-month period for all of our recurring contracts, irrespective of whether it is a maintenance contract on a perpetual license, a ratable cloud contract, or a self-managed term-based subscription license. ARR should be viewed independently of total revenue and deferred revenue related to our software and services contracts and is not intended to be combined with or to replace either of those items.

Cloud Subscription Annual Recurring Revenue ("Cloud Subscription ARR") represents the portion of ARR that is attributable to our hosted cloud contracts. We believe that Cloud Subscription ARR is a helpful metric for understanding our business since it represents the approximate annualized cash value collected over a 12-month period for all of our recurring Cloud contracts. Cloud Subscription ARR is a subset of our overall Subscription ARR, and by providing this breakdown of Cloud Subscription ARR, it provides visibility on the size and growth rate of our Cloud Subscription ARR within our overall Subscription ARR. Cloud Subscription ARR should be viewed independently of subscription revenue and deferred revenue related to our subscription contracts and is not intended to be combined with or to replace either of those items.

Subscription Annual Recurring Revenue ("Subscription ARR") represents the portion of ARR only attributable to our subscription contracts. Subscription ARR includes Cloud Subscription ARR and self-managed Subscription Annual Recurring Revenue. We believe that Subscription ARR is a helpful metric for understanding our business since it represents the approximate annualized cash value collected over a 12-month period for all of our recurring subscription contracts. Subscription ARR excludes maintenance contracts on our perpetual licenses. Subscription ARR should be viewed independently of subscription revenue and deferred revenue related to our subscription contracts and is not intended to be combined with or to replace either of those items.

Maintenance Annual Recurring Revenue ("Maintenance ARR") represents the portion of ARR only attributable to our maintenance contracts. We believe that Maintenance ARR is a helpful metric for understanding our business since it represents the approximate annualized cash value collected over a 12-month period for all our maintenance contracts. Maintenance ARR includes maintenance contracts supporting our perpetual licenses. Maintenance ARR should be viewed independently of maintenance revenue and deferred revenue related to our maintenance contracts and is not intended to be combined with or to replace either of those items. As we continue to shift our focus from perpetual to cloud, we expect Maintenance ARR will decrease in future quarters.

Cloud Subscription Net Retention Rate ("Cloud Subscription NRR") compares the contract value for Cloud Subscription ARR from the same set of customers at the end of a period compared to the prior year. We treat divisions, segments or subsidiaries inside companies with us as separate customers when defining the End-user level. We treat divisions, segments, or subsidiaries of a company as one customer when defining the Global Parent level. Global Parent customers are determined using Dun & Bradstreet GDUNS identifiers. To calculate our Cloud Subscription NRR for a particular period, we first establish the Cloud Subscription ARR value at the end of the prior year period. We subsequently measure the Cloud Subscription ARR value at the end of the current period from the same cohort of customers. Cloud Subscription NRR is then calculated by dividing the aggregate Cloud Subscription ARR in the current period by the prior year period. An increase in the Cloud Subscription NRR occurs as a result of price increases on existing contracts, higher consumption of existing products, and sales of additional new subscription products to existing customers exceeding losses from subscription contracts due to price decreases, usage decreases and cancellations. We believe Cloud Subscription NRR is an important metric for understanding our business since it measures the rate at which we are able to sell additional products into our cloud subscription customer base.

Subscription Net Retention Rate ("Subscription Net Retention" NRR) compares the contract value for Subscription ARR from the same set of customers at the end of a period compared to the prior year. We treat divisions, segments, or subsidiaries inside companies as separate customers when defining the End-user level. To calculate our Subscription NRR for a particular period, we first establish the Subscription ARR value at the end of the prior-year period. We subsequently measure the Subscription ARR value at the end of the current period from the same cohort of customers. The net retention rate is then calculated by dividing the aggregate Subscription ARR in the current period by the prior-year period. An increase in the Subscription NRR occurs as a result of price increases on existing contracts, higher consumption of existing products, and sales of additional new subscription products to existing customers exceeding losses from subscription contracts due to price decreases, usage decreases and cancellations. Our Cloud Subscription NRR continues to outpace total Subscription NRR as self-managed subscription customers are moving to cloud offerings which is net neutral to Subscription NRR but will be additive to Cloud Subscription NRR for the same cohort of customers.

Supplemental Information

Subscription revenue disaggregation:

•Cloud subscription revenue represents revenues from cloud subscription offerings, which deliver applications and infrastructure technologies via cloud-based deployment models for which we develop functionality, provide unspecified updates and enhancements, host, manage, upgrade, and support, and that customers access by entering into a subscription agreement with us for a stated period.

•Self-managed subscription license revenue represents revenues from customers and partners contracted to use our self-managed software during a subscription term.

•Self-managed subscription support and other revenue represents revenues generated primarily through the sale of license support contracts sold together with the self-managed subscription license purchased by the customer. Self-managed subscription license support contracts provide customers with rights to unspecified software product upgrades, maintenance releases and patches released during the term of the support period and include internet access to technical content, as well as internet and telephone access to technical support personnel.

About Informatica

Informatica (NYSE: INFA), a leader in enterprise AI-powered cloud data management, brings data and AI to life by empowering businesses to realize the transformative power of their most critical assets. We have created a new category of software, the Informatica Intelligent Data Management Cloud™ (IDMC). IDMC is an end-to-end data management platform, powered by CLAIRE AI, that connects, manages and unifies data across any multi-cloud or hybrid system, democratizing data and enabling enterprises to modernize and advance their business strategies. Customers in approximately 100 countries, including more than 80 of the Fortune 100, rely on Informatica to drive data-led digital transformation. Informatica. Where data and AI come to life.

Contacts:

Investor Relations:
Victoria Hyde-Dunn
vhydedunn@informatica.com

Public Relations:
prteam@informatica.com

INFORMATICA INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Revenues:
Subscriptions	$287,934	$261,828	$804,217	$703,339
Perpetual license	—	205	21	1,024
Software revenue	287,934	262,033	804,238	704,363
Maintenance and professional services	134,547	146,530	407,475	445,619
Total revenues	422,481	408,563	1,211,713	1,149,982
Cost of revenues:
Subscriptions	48,768	39,133	142,973	113,443
Perpetual license	—	162	5	555
Software costs	48,768	39,295	142,978	113,998
Maintenance and professional services	31,894	41,533	100,273	128,556
Amortization of acquired technology	947	3,013	3,008	8,776
Total cost of revenues	81,609	83,841	246,259	251,330
Gross profit	340,872	324,722	965,454	898,652
Operating expenses:
Research and development	80,316	85,862	239,204	255,608
Sales and marketing	133,517	129,997	418,403	393,035
General and administrative	44,707	41,911	144,115	122,027
Amortization of intangible assets	29,845	34,481	93,302	103,120
Restructuring	1,554	407	6,808	28,131
Total operating expenses	289,939	292,658	901,832	901,921
Income (loss) from operations	50,933	32,064	63,622	(3,269)
Interest income	14,829	10,447	42,001	27,950
Interest expense	(36,345)	(39,327)	(113,775)	(111,844)
Other (expense) income, net	(14,011)	5,519	(6,825)	8,680
Income (loss) before income taxes	15,406	8,703	(14,977)	(78,483)
Income tax expense (benefit)	29,391	(70,573)	(15,154)	111,061
Net (loss) income	$(13,985)	$79,276	$177	$(189,544)
Net (loss) income per share attributable to Class A and Class B-1 common stockholders:
Basic	$(0.05)	$0.27	$—	$(0.66)
Diluted	$(0.05)	$0.27	$—	$(0.66)
Weighted-average shares used in computing net (loss) income per share:
Basic	303,954	289,354	300,606	287,133
Diluted	303,954	296,556	313,363	287,133

INFORMATICA INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except par value data)
(Unaudited)

	September 30,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$932,573	$732,443
Short-term investments	307,558	259,828
Accounts receivable, net of allowances of $4,411 and $4,414, respectively	278,998	500,068
Contract assets, net	85,814	79,864
Prepaid expenses and other current assets	236,094	180,383
Total current assets	1,841,037	1,752,586
Property and equipment, net	141,406	149,266
Operating lease right-of-use-assets	53,693	57,799
Goodwill	2,366,858	2,361,643
Customer relationships intangible asset, net	584,803	669,781
Other intangible assets, net	6,783	17,393
Deferred tax assets	15,101	15,237
Other assets	164,163	178,377
Total assets	$5,173,844	$5,202,082
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$11,697	$18,050
Accrued liabilities	41,548	61,194
Accrued compensation and related expenses	107,435	167,427
Current operating lease liabilities	15,264	16,411
Current portion of long-term debt	18,750	18,750
Income taxes payable	919	4,305
Deferred revenue	651,444	767,244
Total current liabilities	847,057	1,053,381
Long-term operating lease liabilities	41,855	46,003
Long-term deferred revenue	11,917	19,482
Long-term debt, net	1,794,259	1,805,960
Deferred tax liabilities	21,570	22,425
Long-term income taxes payable	42,116	37,679
Other liabilities	7,374	4,554
Total liabilities	2,766,148	2,989,484
Stockholders’ equity:
Class A common stock; $0.01 par value per share; 2,000,000 and 2,000,000 shares authorized as of September 30, 2024 and December 31, 2023, respectively; 261,260 and 250,874 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	2,614	2,510
Class B-1 common stock; $0.01 par value per share; 200,000 and 200,000 shares authorized as of September 30, 2024 and December 31, 2023, respectively; 44,050 and 44,050 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	440	440
Class B-2 common stock; $0.00001 par value per share; 200,000 and 200,000 shares authorized as of September 30, 2024 and December 31, 2023, respectively; 44,050 and 44,050 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	—	—
Additional paid-in-capital	3,725,523	3,540,502
Accumulated other comprehensive loss	(12,562)	(22,370)
Accumulated deficit	(1,308,319)	(1,308,484)
Total stockholders’ equity	2,407,696	2,212,598
Total liabilities and stockholders’ equity	$5,173,844	$5,202,082

INFORMATICA INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Operating activities:
Net (loss) income	$(13,985)	$79,276	$177	$(189,544)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	3,911	4,203	9,977	12,674
Non-cash operating lease costs	3,592	3,776	10,927	12,800
Stock-based compensation	66,000	56,508	195,600	162,058
Deferred income taxes	1,743	358	167	4,356
Amortization of intangible assets and acquired technology	30,792	37,494	96,310	111,896
Amortization of debt issuance costs	933	870	2,723	2,574
Amortization of investment discount, net of premium	(1,222)	(1,225)	(4,070)	(2,976)
Debt refinancing costs	—	—	1,366	—
Changes in operating assets and liabilities:
Accounts receivable	42,149	23,303	218,567	182,550
Prepaid expenses and other assets	276	(1,187)	8,473	25,894
Accounts payable and accrued liabilities	(3,461)	(4,740)	(95,483)	(108,067)
Income taxes payable	16,903	(96,176)	(57,909)	32,574
Deferred revenue	(41,133)	(43,742)	(123,833)	(81,484)
Net cash provided by operating activities	106,498	58,718	262,992	165,305
Investing activities:
Purchases of property and equipment	(772)	(1,804)	(2,337)	(4,919)
Purchases of investments	(124,378)	(107,148)	(393,933)	(255,073)
Maturities of investments	148,400	28,307	350,432	180,007
Sales of investments	—	15,712	—	39,510
Business acquisition, net of cash acquired	—	(12,476)	—	(12,476)
Other	—	—	1,878	—
Net cash provided by / (used in) investing activities	23,250	(77,409)	(43,960)	(52,951)
Financing activities:
Payment of debt	(4,688)	(4,688)	(16,035)	(14,064)
Payment of debt refinancing costs	—	—	(1,349)	—
Proceeds from issuance of debt	—	—	1,971	—
Proceeds from issuance of common stock under employee stock purchase plan	11,470	12,098	25,267	28,229
Payments for dividends related to Class B-2 shares	—	—	(12)	(12)
Payments for taxes related to net share settlement of equity awards	(22,128)	(15,152)	(98,819)	(26,252)
Proceeds from issuance of shares under equity plans	5,385	12,039	63,106	19,692
Net cash (used in) / provided by financing activities	(9,961)	4,297	(25,871)	7,593
Effect of foreign exchange rate changes on cash and cash equivalents	14,321	(6,302)	6,969	(5,719)
Net increase in cash and cash equivalents	134,108	(20,696)	200,130	114,228
Cash and cash equivalents at beginning of period	798,465	632,803	732,443	497,879
Cash and cash equivalents at end of period	$932,573	$612,107	$932,573	$612,107
Supplemental disclosures:
Cash paid for interest	$36,188	$38,027	$111,892	$109,089
Cash paid for income taxes, net of refunds	$10,745	$25,224	$42,588	$74,110

INFORMATICA INC.
NON-GAAP FINANCIAL MEASURES AND KEY BUSINESS METRICS
(in thousands, except per share data and percentages)
(unaudited)

RECONCILIATIONS OF GAAP TO NON-GAAP

Reconciliation of GAAP net income (loss) to Non-GAAP net income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

	(in thousands)		(in thousands)
GAAP net income (loss)	$(13,985)	$79,276	$177	$(189,544)
Stock-based compensation-related charges (1)	67,401	56,508	200,078	162,058
Amortization of intangibles	30,792	37,494	96,310	111,896
Restructuring	1,554	407	6,808	28,131
Debt refinancing costs	—	—	1,366	—
Acquisition-related costs	364	1,584	7,569	1,584
Sponsor-related costs	—	—	773	—
Income tax effect	2,822	(94,653)	(83,677)	59,269
Non-GAAP net income	$88,948	$80,616	$229,404	$173,394

Net income (loss) per share:
Net income (loss) per share—basic	$(0.05)	$0.27	$—	$(0.66)
Net income (loss) per share—diluted	$(0.05)	$0.27	$—	$(0.66)
Non-GAAP net income per share—basic	$0.29	$0.28	$0.76	$0.60
Non-GAAP net income per share—diluted	$0.28	$0.27	$0.73	$0.59

Share count (in thousands):
Weighted-average shares used in computing net income (loss) per share—basic	303,954	289,354	300,606	287,133
Weighted-average shares used in computing net income (loss) per share—diluted	303,954	296,556	313,363	287,133
Weighted-average shares used in computing Non-GAAP net income per share—basic	303,954	289,354	300,606	287,133
Weighted-average shares used in computing Non-GAAP net income per share—diluted	312,619	296,556	313,363	292,072

(1) Beginning with the second quarter of 2024, the Company adjusted for employer payroll tax-related items on employee stock transactions in certain non-GAAP metrics. The stock-based compensation related employer tax-related expense for comparative periods were immaterial and are not reflected in the balances above.

Reconciliation of GAAP income (loss) from operations to Non-GAAP income from operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

	(in thousands)		(in thousands)
GAAP income (loss) from operations	$50,933	$32,064	$63,622	$(3,269)
Stock-based compensation-related charges	67,401	56,508	200,078	162,058
Amortization of intangibles	30,792	37,494	96,310	111,896
Restructuring	1,554	407	6,808	28,131
Acquisition-related costs	364	1,584	7,569	1,584
Sponsor-related costs	—	—	773	—
Non-GAAP income from operations	$151,044	$128,057	$375,160	$300,400

GAAP operating margin (% of total revenue)	12.1%	7.8%	5.3%	(0.3)%
Non-GAAP operating margin (% of total revenue)	35.8%	31.3%	31.0%	26.1%

INFORMATICA INC.
NON-GAAP FINANCIAL MEASURES AND KEY BUSINESS METRICS

Adjusted EBITDA Reconciliation

	Three Months Ended September 30,		Nine Months Ended September 30,		Trailing Twelve Months ("TTM") Ended September 30,
	2024	2023	2024	2023	2024

	(in thousands)		(in thousands)		(in thousands)
GAAP net income (loss)	$(13,985)	$79,276	$177	$(189,544)	$64,438
Income tax expense (benefit)	29,391	(70,573)	(15,154)	111,061	(78,104)
Interest income	(14,829)	(10,447)	(42,001)	(27,950)	(53,737)
Interest expense	36,345	39,327	113,775	111,844	153,327
Debt refinancing costs	—	—	1,366	—	1,366
Other expense (income), net	14,011	(5,519)	5,459	(8,680)	13,164
Stock-based compensation-related charges	67,401	56,508	200,078	162,058	256,119
Amortization of intangibles	30,792	37,494	96,310	111,896	133,694
Restructuring	1,554	407	6,808	28,131	38,432
Acquisition-related costs	364	1,584	7,569	1,584	7,569
Sponsor-related costs	—	—	773	—	773
Depreciation	3,745	4,132	9,816	12,540	14,359
Adjusted EBITDA	$154,789	$132,189	$384,976	$312,940	$551,400

Adjusted Unlevered Free Cash Flow

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

	(in thousands, except percentages)		(in thousands, except percentages)
Total GAAP Revenue	$422,481	$408,563	$1,211,713	$1,149,982
Net cash provided by operating activities	$106,498	$58,718	$262,992	$165,305
Less: Purchases of property, plant, and equipment	(772)	(1,804)	(2,337)	(4,919)
Add: Equity compensation payments	—	47	—	168
Add: Restructuring costs	1,686	1,144	18,159	26,764
Add: Acquisition related costs	297	—	6,979	—
Add: Sponsor-related costs	70	—	499	—
Adjusted Free Cash Flow (after-tax)(1)	$107,779	$58,105	$286,292	$187,318
Add: Cash paid for interest	36,188	38,027	111,892	109,089
Adjusted Unlevered Free Cash Flow (after-tax)(1)	$143,967	$96,132	$398,184	$296,407

Adjusted Free Cash Flow (after-tax) margin(1)	26%	14%	24%	16%
Adjusted Unlevered Free Cash Flow (after-tax) margin(1)	34%	24%	33%	26%

(1) Includes cash tax payments of $10.8 million and $25.3 million for the three months ended September 30, 2024 and 2023, respectively and $42.6 million and $74.1 million for the nine months ended September 30, 2024 and 2023, respectively.

Key Business Metrics

	September 30,
	2024	2023

	(in thousands, except percentages)
Cloud Subscription Annual Recurring Revenue	$747,811	$549,507
Self-managed Subscription Annual Recurring Revenue	471,030	527,687
Subscription Annual Recurring Revenue	1,218,841	1,077,194
Maintenance Annual Recurring Revenue on Perpetual Licenses	462,935	498,697
Total Annual Recurring Revenue	$1,681,776	$1,575,891

Subscription Net Retention Rate (End-user level)	105%	106%
Cloud Subscription Net Retention Rate (End-user level)	120%	118%
Cloud Subscription Net Retention Rate (Global Parent level)	126%	124%

INFORMATICA INC.
SUPPLEMENTAL INFORMATION

Additional Business Metrics

	September 30,
	2024	2023
Maintenance Renewal Rate	94%	95%
Subscription Renewal Rate	89%	94%
Customers that spend more than $1 million in Subscription Annual Recurring Revenue(1)	264	224
Customers that spend more than $100,000 in Subscription Annual Recurring Revenue(2)	2,074	1,978
Cloud transactions processed per month in trillions(3)	101.3	71.3

(1) Total number of customers that spend more than $1 million in Subscription Annual Recurring Revenue.
(2) Total number of customers that spend more than $100,000 in Subscription Annual Recurring Revenue.
(3) Total number of cloud transactions processed on our platform per month in trillions, which measures data processed.

Disaggregation of Subscription Revenues

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(in thousands)		(in thousands)
Revenues:
Cloud subscription	$175,809	$128,581	$488,669	$359,604
Self-managed subscription license	65,498	81,705	171,422	189,132
Self-managed subscription support and other	46,627	51,542	144,126	154,603
Subscription revenues	$287,934	$261,828	$804,217	$703,339

Net Debt Reconciliation

	September 30,	December 31,
	2024	2023

	(in millions)
Dollar Term Loan	$1,828	$1,842
Less: Cash, cash equivalents, and short-term investments	(1,240)	(992)
Total net debt	$588	$850